Exhibit 4

Allstate Life
Insurance Company
A Stock Company

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Home Office: 3100 Sanders Road, Northbrook, Illinois  60062-7154
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Single Premium Deferred Market Value Adjusted Equity Indexed Annuity Contract


This Contract is issued to the Owner in consideration of the purchase payment. Allstate Life Insurance Company ("Allstate Life") will pay the benefits of this Contract, subject to its terms and conditions.

Throughout this Contract, "you" and "your" refer to the Owner(s) of this Contract. "We", "us" and "our" refer to Allstate Life Insurance Company.

Contract Summary
This single premium deferred annuity provides a cash withdrawal benefit and a death benefit during the Accumulation Phase, and periodic income payments beginning on the Payout Start Date during the Payout Phase.

The withdrawal benefit may be subject to a Market Value Adjustment which may result in an upward or downward adjustment of the amount distributed.

This Contract does not pay dividends.

The tax status of this Contract as it applies to the Owner should be reviewed each year

PLEASE READ YOUR CONTRACT CAREFULLY.

This is a legal Contract between the Owner(s) of this Contract and Allstate Life Insurance Company.

Trial Examination Period
Upon written request, we will provide you with factual information regarding the benefits and provisions contained in this Contract. If you are not satisfied with this Contract for any reason, you may cancel it by written notification within 20 days after you receive it. We will refund the purchase payment less any withdrawals to you.


[GRAPHIC OMITTED]                  [GRAPHIC OMITTED]

Secretary                       Chairman and Chief Executive Officer




          Single Premium Deferred Market Value Adjusted Equity Indexed Annuity

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TABLE OF CONTENTS
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THE PERSONS INVOLVED .........................................................3

ACCUMULATION PHASE ...........................................................4

PAYOUT PHASE ................................................................10

INCOME PAYMENT TABLES .......................................................11

GENERAL PROVISIONS ..........................................................13






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THE PERSONS INVOLVED
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Owner The person named at the time of application is the Owner of this Contract unless subsequently changed. As Owner, you will receive any periodic income payments, unless you have directed us to pay them to someone else. Only natural (or living) persons may purchase the Contract. A non-natural person must not purchase the Contract except if the Owner is a Custodial IRA or a Grantor Trust where all grantors and all beneficiaries of the Grantor Trust are natural (living) persons. If any Owner is not a living person or a Custodial IRA or a Grantor Trust where all grantors and all beneficiaries of a Grantor Trust are natural (living) persons, then we reserve the right to declare the Contract void and return all premiums to the Owner.

If the Owner is a non-natural person, when the Annuitant dies, the Death of Annuitant section will apply.

You may exercise all the rights stated in this Contract, subject to the rights of any irrevocable Beneficiary.

You may change the Owner at any time by written request in a form satisfactory to us. Each change is subject to any payment we make or other action we take before we accept it. If we accept a change, the change will take effect on the date you signed the request.

You may not assign an interest in this Contract as collateral or security for a loan. However, you may assign periodic income payments under this Contract before the Payout Start Date. We are bound by an assignment only if it is signed by you and filed with us. We are not responsible for the validity of an assignment.

You may assign a partial absolute interest in this Contract for purposes of qualifying an exchange under Section 1035 of the Internal Revenue Code. You must do so in writing. We are bound by an assignment only if it is signed by the assignor and filed with us. No such assignment is binding on us until we receive it. When we receive it, your rights and those of the Beneficiary will be subject to the assignment. We are not responsible for the validity or tax consequences of the partial absolute assignment.

If more than one person is designated as Owner:

..    Owner as used in this Contract refers to all people named as Owners, unless otherwise indicated;

..    Any request to exercise ownership rights must be signed by all Owners;

..    On the death of any person who is an Owner,  the surviving  person(s) named as Owner(s) will continue as Owner(s), as described in the Death of Owner section; and

..    If any Owner is a non-living person,  when the Annuitant dies, the Death of
     Annuitant section will apply.


Annuitant The Annuitant is the person named on the Annuity Data Page. The Annuitant must be a living person.

If the Owner is a living person, the Owner may change the Annuitant before the Payout Start Date by written request in a timely manner, in a form satisfactory to us. Once we accept a change, it takes effect on the date you signed the request. Each change is subject to any payment we make or other action we take before we accept it.


Beneficiary The two classes of Beneficiaries are Primary Beneficiaries and Contingent Beneficiaries. Primary Beneficiaries and Contingent Beneficiaries are individually and collectively referred to herein as "Beneficiaries."

The Primary Beneficiary is the person(s) named on the Annuity Data Page unless later changed by the Owner. The Primary Beneficiary is the Beneficiary(ies) who is first entitled to receive benefits under this Contract upon the death of the sole surviving Owner.


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The Contingent Beneficiary is the person(s) named on the Annuity Data Page unless later changed by the Owner. The Contingent Beneficiary is entitled to receive benefits under the Contract upon the death of the sole surviving Owner, when all Primary Beneficiary(ies) predecease the sole surviving Owner.

You may change or add Beneficiaries at any time by written request in a timely manner, in a form satisfactory to us, unless you have designated an irrevocable Beneficiary. Once we accept a request, the change will take effect on the date you signed the request. Any change is subject to any payment we make or other action we take before we accept the change.

If no named Beneficiary is living when the sole surviving Owner dies, or if a Beneficiary has not been named, the new Beneficiary will be:

1. Your spouse, or if he or she is no longer living,
2. Your surviving children equally, or if you have no surviving children,
3. Your estate.

For the purposes of this Contract, children are natural children and legally adopted children only.

Unless you have provided written directions to the contrary, in a form satisfactory to us, the Beneficiaries will take equal shares. If there is more than one Beneficiary in a class and one of the Beneficiaries predeceases the Owner, the deceased Beneficiary's entire share will be divided among the remaining Beneficiaries in that class in proportion to the remaining Beneficiaries' original shares.


Survivor Clause
For purposes of this Contract, in determining whether a living person, including an Owner, Primary Beneficiary, Contingent Beneficiary, or Annuitant ("Living Person A") has survived another living person, including an Owner, Primary Beneficiary, Contingent Beneficiary, or Annuitant ("Living Person B"), Living Person A must survive Living Person B by at least 24 hours. Otherwise, Living Person A will be conclusively deemed to have predeceased Living Person B.



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ACCUMULATION PHASE
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Accumulation Phase The "Accumulation Phase" is the first of the two phases of this Contract. The Accumulation Phase begins on the Issue Date stated on the Annuity Data Page. This phase will continue until the Payout Start Date unless the Contract is terminated before that date.


Contract Year A "Contract Year" is the 365 day period (366 days for a leap year) beginning on the Issue Date and on each anniversary of the Issue Date ("Contract Anniversary").


Purchase Payment The amount of the purchase payment is shown on the Annuity Data Page. We reserve the right to limit the amount of the Purchase Payment we will accept to a minimum of $25,000 and a maximum of $1,000,000, without prior approval. No additional purchase payments may be made to the Contract at any time.


Guarantee Period We will offer term lengths you may choose for your Guarantee Period Accounts from one to fifteen years. Each Guarantee Period Account has its own term length.

If this Contract is issued as an Individual Retirement Annuity, then in no event may a Guarantee Period extend beyond December 30 of the year before the year in which the Contract Owner reaches age 70 1/2.


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We may add to, modify or eliminate the term lengths we offer at our discretion.


Guarantee Period Account A new Guarantee Period Account is established when you allocate a portion of the purchase payment to establish a Guarantee Period Account.

Each Guarantee Period Account is identified by the term length of the Guarantee Period Account. You may not make transfers between existing Guarantee Period Accounts.

At the expiration of a Guarantee Period Account, the Guarantee Period Account Value will be transferred to the Standard Fixed Account.


Guarantee Period Account Value The Guarantee Period Account Value is equal to the amount of the purchase payment allocated to a Guarantee Period Account:

..    Less any withdrawals; and

..    If any withdrawal is a Net Withdrawal, as defined in the Withdrawal section below, any applicable Withdrawal Charge and taxes and any Market Value Adjustment imposed for such withdrawal will also be deducted from the Guarantee Period Account

At the end of the Guarantee Period Account the Guarantee Period Account Value is equal to the purchase payment, less any withdrawals, plus interest, less any applicable taxes.

Interest is only credited at the end of the applicable guarantee period or upon the death of the Owner.


Standard Fixed Account The Standard Fixed Account is only available after a Guarantee Period expires. Once a Guarantee Period expires that Guarantee Period Account value will be moved into the Standard Fixed Account.


Standard Fixed Account Value The Standard Fixed Account Value is equal to the total amount transferred into the Standard Fixed Account at the expiration of the Guarantee Period Account:

     .    Less any withdrawals of purchase payments/and or interest;
     .    Less any applicable taxes;
     .    Plus Credited Interest


Contract Value Your "Contract Value" is equal to the sum of all the Guarantee Period Account Values and the Standard Fixed Account Value.

Market Value Adjustment Withdrawals from a Guarantee Period Account will be subject to a Market Value Adjustment, as set forth below.

A Market Value Adjustment is an increase or decrease in the amount withdrawn reflecting changes in the level of interest rates since the Guarantee Period Account was established. As used in the formula below, "Treasury Rate" means the
U. S. Treasury Constant Maturity Rate as reported in Federal Reserve Bulletin Release H.15. If such yields cease to be available in Federal Reserve Bulletin Release H. 15, then we will use an alternate source for such information in our discretion. The Market Value Adjustment is based on the following:

                  I = the Treasury Rate for a maturity equal to the term length of the Guarantee Period Account for the week preceding the establishment of the Guarantee Period Account;


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     J    = the  Treasury  Rate  for the  same  maturity  as I,  as of the  week preceding our receipt of your withdrawal request; and

     N = the number of whole and partial years from the date we receive your request until the end of the relevant Guarantee Period.

If the Federal Reserve Bulletin release H.15 does not contain a Treasury Rate for a maturity equal to the length of the Guarantee Period Account, we will calculate an interpolated rate from the Treasury Rates published bulletin.

An adjustment factor is determined from the following formula:

                            .9 x {I (J + .0025)} x N

The Market Value Adjustment equals the adjustment factor multiplied by the amount withdrawn from a Guarantee Period Account that exceeds the Free Withdrawal Amount for that account.

The Market Value Adjustment does not apply to the Standard Fixed Account.

Any Market Value Adjustment will be waived on withdrawals taken to satisfy IRS minimum distribution rules but only to the extent the cumulative Free Withdrawal Amounts of all your Guarantee Period Accounts have been depleted. The waiver of any Market Value Adjustment under this provision is permitted only for withdrawals that satisfy required distributions resulting solely from this Contract.


Credited Interest Rate The Contract offers two indexed interest options for the Guarantee Period Account declared by us on your Contract Issue Date. The indexed interest rate is equal to the participation rate multiplied by the index increase described in the options below. Your choice of crediting option appears on the Annuity Data Page. You may choose only one crediting option for all Guarantee Period Accounts. Once you choose your crediting option, it will be irrevocable.

     . Crediting Option A - Index increase is equal to the Index at time of calculation divided by the Index at end of the day the Contract is issued, minus 1.

     . Crediting Option B - Index increase is equal to the average of the Index over the last 6 Calendar Month Anniversaries ending at time of calculation divided by the Index at end of the day the Contract is issued, minus 1.

          . Calendar Month Anniversaries fall on the same date each month as the Contract issue date. If there is no corresponding date in the month, the Calendar Month Anniversary date will fall on the first day of the following month. If the Calendar Month Anniversary date is a day when the Index does not trade, we will use the Index value as of the previous business day. If the time of calculation is less than six months after the Contract issue date, then we will use the average of the Index over the number of Calendar Month Anniversaries that have elapsed.

The index increase will never be less than zero for either crediting option.

If indexed interest is being calculated at the end of a guarantee period, and the indexed interest at the end of the guarantee period is less than the minimum guarantee, then the Guarantee Period Account will be credited with the minimum guarantee. The minimum guarantee is shown on the Annuity Data Page. The minimum guarantee may vary by crediting option and by Guarantee Period.


The Credited Interest Rate for the Standard Fixed Account will be credited daily at a rate which compounds over one year to the annualized effective interest rate we declare from time to time. The minimum guaranteed annualized effective interest rate for the Standard Fixed Account is shown on the Annuity Data Page. No interest will be credited to any Contract owned by a non-natural person, unless such non-natural person is a Custodial IRA or is a Grantor Trust meeting the requirements outlined under the section titled The Persons


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Involved.


Index The Index for this Contract is shown on the Annuity Data Page. The accumulated value of this Contract is calculated using the Index, which is guaranteed to apply while the Contract is in force unless publication of the Index is discontinued, or the calculation of the Index is changed substantially. If the publication of the Index is discontinued, or the calculation of the Index is changed substantially, we will substitute a suitable index and notify you.

We reserve the right to change our offerings of indices.

The Index at time of calculation means the end of the day following the calculation date. We will not issue a Contract on days when the Index does not trade. If the day after a calculation date is a day when the Index does not trade, the Index value will be the Index at close of the previous trading day.


Withdrawal You have the right, subject to the restrictions and charges described in this Contract, to withdraw part or all of your Contract Value at any time during the Accumulation Phase. A withdrawal must be at least $250. If any withdrawal reduces the Contract Value to less than $3,000, we may treat the request as a withdrawal of the entire Contract Value. If you withdraw the entire Contract Value, this Contract will terminate.

Withdrawals are subject to deductions for applicable Withdrawal Charges and taxes. They are also subject to Market Value Adjustments. When you make a withdrawal, you must specify whether you choose to make a Gross Withdrawal or a Net Withdrawal. Under a Gross Withdrawal, the deductions and adjustments are made to the amount of your withdrawal request ("Withdrawal Request Amount"). Under a Net Withdrawal, these deductions and adjustments are made to the Guarantee Period Account Value. If you do not specify which of these options you choose, your withdrawal will be deemed to be a Gross Withdrawal.

You must specify the Guarantee Period Account(s) from which you wish to make a withdrawal. If you do not specify the Guarantee Period Account(s) from which you wish to make a withdrawal, we will withdraw funds in the proportion that the Guarantee Period Account Value of that Guarantee Period Account bears to the total Guarantee Period Account Value of all Guarantee Period Accounts.


Free Withdrawal Amount The Free Withdrawal Amount for a Guarantee Period Account in a Contract Year is equal to 10% of each Guarantee Period Account Value immediately before you make the first withdrawal from any Guarantee Period Account in that Contract Year. The Free Withdrawal Amount for each Guarantee Period Account is calculated for each Contract Year.

During each Contract Year you may withdraw the Free Withdrawal Amount for any Guarantee Period Account without incurring a Withdrawal Charge or Market Value Adjustment; however, the amount withdrawn may be subject to any applicable taxes. If you do not withdraw the entire Free Withdrawal Amount from a Guarantee Period Account during a Contract Year, any remainder is not carried forward to increase the Free Withdrawal Amount in a subsequent Contract Year nor is it carried forward to increase the Free Withdrawal Amount of any other Guarantee Period Account. The Free Withdrawal Amount is only available during the Accumulation Phase of the Contract.

The Free Withdrawal Amount will be reduced by the Withdrawal Request Amount for each Gross Withdrawal; and by the Adjusted Withdrawal Request Amount for each Net Withdrawal.


Withdrawal Charge A Withdrawal Charge may be assessed on certain withdrawals from a Guarantee Period Account. Withdrawal charges for all available Guarantee Period Accounts are shown on the Annuity Data Page. Your withdrawal charge will be based on the Guarantee Period Account(s) chosen by you.

The Withdrawal Charge for a given Guarantee Period Account is determined by multiplying the Withdrawal

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Charge Percentage corresponding to the Contract Year
as shown on the Annuity Data Page by the amount of each Withdrawal Request Amount (for a Gross Withdrawal) or Adjusted Withdrawal Request Amount (for a Net Withdrawal) that exceeds the Free Withdrawal Amount for that Account.

Withdrawals taken to satisfy Internal Revenue Code minimum distribution rules will reduce the Free Withdrawal Amount for the Guarantee Period Account(s) from which the withdrawals are made. Any Withdrawal Charge and Market Value Adjustment will be waived on withdrawals taken to satisfy Internal Revenue Code minimum distribution rules but only to the extent the cumulative Free Withdrawal Amounts of all your Guarantee Period Accounts have been depleted. The waiver of Withdrawal Charge and Market Value Adjustment under this section is permitted only for withdrawals that satisfy required distributions resulting solely from this Contract.

Subject to any such waiver of Withdrawal Charges or Market Value Adjustment, any withdrawals taken to satisfy Internal Revenue Code minimum distribution rules will reduce the Free Withdrawal Amount by the Withdrawal Request Amount, if such withdrawal is a Gross Withdrawal; or the Adjusted Withdrawal Request Amount, if such withdrawal is a Net Withdrawal.

Withdrawals from the Standard Fixed Account are not subject to withdrawal charges.


Taxes Any premium tax and any other applicable taxes relating to this Contract may be deducted from purchase payments or the Contract Value when the tax is incurred or at a later time.


Death of Owner If you die before the Payout Start Date, the new Owner will be the surviving Owner. If there is no surviving Owner, the new Owner will be the Beneficiary(ies) as described in the Beneficiary section.

If there is more than one new Owner taking a share of the Death Proceeds, described in the Death Proceeds section, each new Owner will be treated as a separate and independent Owner of his or her respective share of the Death Proceeds. Each new Owner will exercise all rights related to his or her share of the Death Proceeds, including the sole right to elect one of the Option(s) below for his or her respective share. Each new Owner may designate a Beneficiary(ies) for his or her respective share, but that designated Beneficiary(ies) will be restricted to the Option chosen by the original new Owner.

The Options available to the new Owner will be determined by the applicable following Category in which the new Owner is defined. An Option will be deemed to have been chosen on the day we receive written notification in a form satisfactory to us and is effective on the date of death. Once an option is selected, it will be irrevocable.

Category 1.       If your spouse is the sole new Owner of the entire
                  Contract, the Contract will continue in the Accumulation
                  Phase, unless your spouse chooses from Options A, B, C or D, described below. If the Contract continues in the Accumulation
                  Phase, the Contract Value will not be adjusted to include
                  Death Proceeds.

                  If you were also the Annuitant, then your spouse will be the new Annuitant, unless he or she names a new Annuitant, as described in the Annuitant section. Your spouse may make a single withdrawal of any amount within one year of the date of your death without incurring a Withdrawal Charge; however, the amount withdrawn will be subject to a Market Value Adjustment.

Category 2.       If the new Owner is a living person who is not your spouse, or if there are multiple living new Owners, the new Owner(s) must (each) choose from Options A, B, C or D, as described below. If a new Owner does not choose one of these Options, Option A will apply for such new Owner.

Category 3.       If the new Owner is a Custodial IRA or a Grantor Trust
                  (meeting the requirements of the Section titled "The Persons
                  Involved", the new Owner must choose between Options A or D, described below. If the new Owner does not choose either of these Options, Option A will apply.

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The following Death of Owner Options are available, as applicable:

Option A.         The new Owner may receive the Death Proceeds payable within
                  5 years of the date of your death. Withdrawal Charges will be waived for any withdrawals made during this 5 year period;
                  however, the amount withdrawn will be subject to a Market
                  Value Adjustment.

                  If the new Owner dies before the end of the 5 year period and before the complete liquidation of the Contract Value, then the new Owner's Beneficiary (ies) will receive the remaining Contract Value. This amount must be fully withdrawn within 5 years of the date of your death.

Option B.         The new Owner may elect, within 11 months of the date of
                  your death, to receive the Death Proceeds paid out under one of the Income Plans described in the Payout Phase section, subject to the following conditions:

Income payments must begin within one year of your date of death. Income payments must be payable:

          i.   Over the life of the new Owner; or

          ii. For a guaranteed payment period of at least 5 years, but not to exceed the life expectancy of the new Owner; or

          iii. Over the life of the new Owner with a guaranteed payment period of at least 5 years, but not to exceed the life expectancy of the new Owner.

Option C.         The Contract may continue in the Accumulation Phase with
                  the Death Proceeds as the Contract Value, subject to the following restrictions:

          i. An annual required distribution must be withdrawn in each calendar year as specified below.

          ii. In the calendar year in which the Death Proceeds are determined, the annual required distribution is equal to the Death Proceeds divided by the life expectancy of the new Owner, and the result multiplied by a fraction that represents the portion of the calendar year remaining after the date of the Death Proceeds were determined. In any subsequent calendar year, the annual required distribution is equal to the Contract Value as of December 31 of the prior year divided by the remaining life expectancy of the new Owner.

          iii. The first withdrawal must occur within one year of the date of death. The new Owner may only withdraw the minimum annual required distribution amount per year or make a full withdrawal terminating the Contract.

          iv. Withdrawal Charges and Market Value Adjustment charges do not apply.

          v. If the new Owner dies, the named Beneficiary(ies) will continue under Option D using the original new Owner's life expectancy.

Option D.   The new Owner may elect to receive the Death Proceeds in a lump sum.

All ownership rights subject to the conditions stated in this section or any restrictions previously placed upon the Beneficiary are available to the new Owner from the date of your death until the date on which the Death Proceeds are paid.

We reserve the right to offer additional Death of Owner Options.

If the Owner dies after the Payout Start Date, refer to the Payout Phase section of this Contract.
Death of Annuitant If the Annuitant who is also the Owner dies before the Payout Start Date, the Death of Owner section above applies.

Death of Annuitant If the Annuitant who is not also the Owner dies before the Payout Start Date, the Options available to the Owner will be determined by the applicable following Category in which the Owner is defined.

Category 1.       If the Owner is a living person, the Contract will continue in the Accumulation Phase with a new Annuitant.


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                  The new Annuitant will be:

          .    A person you name by written  request,  subject to the conditions described in the Annuitant section of this Contract; otherwise,
          .    The youngest Owner; otherwise,
          .    The youngest Beneficiary.

Category 2.       If the Owner is a Custodial IRA or a Grantor Trust (meeting the requirements of the Section titled "The Persons
                  Involved"), such Owner must receive the Contract Value payable within 5 years of the Annuitant's date of death.

Withdrawal Charges will be waived for any withdrawals made during this 5 year period; however, the amount withdrawn may be subject to a Market Value Adjustment.

All ownership rights, subject to the conditions stated in this section, are available to the Owner from the date of the Annuitant's death until the date on which the Death Proceeds are paid.

We reserve the right to offer additional Death of Annuitant Options.

If the Annuitant dies after the Payout Start Date, refer to the Payout Phase section of this Contract.


Death Proceeds Before the Payout Start Date, the Death Proceeds are equal to the sum of the Guarantee Period Account Values as of the date of death plus applicable Credited Interest plus the Standard Fixed Account value. A complete request for settlement must include due proof of death.



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PAYOUT PHASE
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Payout Phase The "Payout Phase" is the second of the two phases of this
Contract. The Payout Phase begins on the Payout Start Date. It continues until we make the last payment as provided by the Income Plan chosen.


Payout Start Date The "Payout Start Date" is the date the Contract Value less any applicable taxes is applied to an Income Plan. The anticipated Payout Start Date is shown on the Annuity Data Page. You may change the Payout Start Date by writing to us at least 30 days before the new Payout Start Date.

The Payout Start Date must be at least 30 days after the Issue Date, and occur on or before the later of:

          .    The Annuitant's 90th birthday; or

          .    The 10th Contract Anniversary.


Income Plans An "Income Plan" is a series of payments made on a scheduled basis to you or to another person designated by you. You may choose only one Income Plan. The "Guaranteed Payment Period" is the period of time over which income payments are guaranteed to be made. The Contract Value on the Payout Start Date, less any applicable taxes, will be applied to your Income Plan choice from the following list.


Income Plan 1 - Life Income with Guaranteed Payment Period. We will make payments for as long as the Annuitant lives, or until the end of the Guaranteed Payment Period, if longer. The Guaranteed Payment Period may range from 0 to 360 months. If the Annuitant is age 90 or older on the Payout Start Date, the Guaranteed Payment Period may range from 60 to 360 months.


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Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payment Period.
We will make payments for as long as either the Annuitant or joint Annuitant, named at the time of Income Plan selection, lives, or until the end of the Guaranteed Payment Period, if longer. The Guaranteed Payment Period may range from 0 to 360 months. If either the Annuitant or joint Annuitant is age 90 or older on the Payout Start Date, the Guaranteed Payment Period may range from 60 to 360 months.

Income Plan 3 - Guaranteed Payment Period. We will make payments for a Guaranteed Payment Period. These payments do not depend on the Annuitant's life. The minimum Guaranteed Payment Period is 60 months (120 months if the Payout Start Date occurs before the third Contract Anniversary). The maximum Guaranteed Payment Period is 360 months or the number of full months between the Payout Start Date and the date that the Annuitant reaches age 100, if greater. In no event may the Guaranteed Payment Period exceed 600 months.

We reserve the right to make available other Income Plans


Payout Terms and Conditions The income payments are subject to the following terms and conditions:

..        If the Contract Value is less than $3,000 when it is applied to the
         Income Plan you choose, or if the Contract Value is not enough to provide an initial payment of at least $250 when it is applied to the Income Plan you choose, we reserve the right to:

          .    Change the payment  frequency  to make the payment at least $250;
               or

          . Terminate the Contract and pay you the Contract Value less any applicable taxes in a lump sum.

..        If we do not receive a written selection of an Income Plan from you at least 30 days before the Payout Start Date, the Income Plan will be deemed to be a Life Income with a Guaranteed Payment Period of 120 months.

..        If you choose an Income Plan which depends on any person's life, we may require:

          .    Proof of age and sex before income payments begin; and

          . Proof that the Annuitant or joint Annuitant is still alive before we make each payment.

..    After the Payout Start Date:

          .    A new Income Plan may not be selected;
          .    Amounts may not be reallocated to a different Income Plan;
          .    The Income Plan cannot be changed;
          .    Withdrawals cannot be made; and
          .    The Annuitant may not be changed.

..        If any Owner dies during the Payout Phase, the new Owner will be the surviving Owner. If there is no surviving Owner, the new Owner will be the Beneficiary(ies) as described in the Beneficiary section. Any remaining income payments will be paid to the new Owner as scheduled.


--------------------------------------------------------------------------------

INCOME PAYMENT TABLES
--------------------------------------------------------------------------------

The Income Payment Tables shown below contain monthly income payment factors per $1,000 applied, which were calculated using the Annuity 2000 Mortality Tables and an annualized effective interest rate of 2%. For ages, Guaranteed Payment Periods, combinations of sex, payment frequencies and annualized effective interest rates not shown in these examples, income payment factors will be calculated on a basis consistent with the factors shown. The adjusted age of the Annuitant is used to determine the appropriate monthly income payment factor to apply for the selected Income Plan. The adjusted age is the actual age of the Annuitant(s) on the Payout Start Date,

LU10258                         11
subtracted by two, reduced by one year for each six full calendar years between January 1, 2000 and the Payout Start Date.


Income Plan 1 - Life Income with Guaranteed Payment Period for 120 Months

     ===================================================================================================================

                             Monthly Income Payment for each $1,000 Applied to this Income Plan
     -------------------------------------------------------------------------------------------------------------------
     ---------------- -------------------- ----------------- ---------------------- ----------------- ------------------


       Annuitant's                           Annuitant's                              Annuitant's
        Adjusted          Male Female          Adjusted           Male Female           Adjusted         Male Female
           Age                                   Age                                      Age
     ---------------- -------------------- ----------------- ---------------------- ----------------- ------------------
     ---------------- -------------------- ----------------- ---------------------- ----------------- ------------------


           50             $3.49 $3.26             64              $4.82 $4.42              78            $7.11 $6.77
           51              3.56 3.31              65               4.95 4.54               79             7.29 6.97
           52              3.63 3.38              66               5.09 4.67               80             7.46 7.17
           53              3.70 3.44              67               5.24 4.80               81             7.63 7.37
           54              3.78 3.51              68               5.39 4.95               82             7.79 7.57
           55              3.86 3.58              69               5.54 5.10               83             7.95 7.75
           56              3.95 3.65              70               5.71 5.26               84             8.09 7.93
           57              4.04 3.73              71               5.87 5.42               85             8.23 8.09
           58              4.13 3.82              72               6.04 5.60               86             8.35 8.24
           59              4.23 3.90              73               6.22 5.78               87             8.47 8.37
           60              4.34 4.00              74               6.39 5.96               88             8.57 8.49
           61              4.45 4.09              75               6.57 6.16               89             8.67 8.60
           62              4.56 4.20              76               6.75 6.36               90             8.76 8.70
           63              4.69 4.31              77               6.93 6.56

     ================ ==================== ================= ====================== ================= ==================





Income Plan 2 + Joint and Survivor Life Income with Guaranteed Payment Period for 120 Months

    ====================================================================================================================

                            Monthly Income Payment for each $1,000 Applied to this Income Plan
    --------------------------------------------------------------------------------------------------------------------
    ------------------ -------------------------------------------------------------------------------------------------

          Male                                                      Female
       Annuitant's                                               Annuitant's
        Adjusted                                                   Adjusted
           Age                                                       Age
    ------------------ -------------------------------------------------------------------------------------------------
    ------------------ -------- --------- --------- ----------- --------- ----------- ---------- ----------- -----------

                         50        55        60         65         70         75         80          85          90
    ------------------ -------- --------- --------- ----------- --------- ----------- ---------- ----------- -----------
    ------------------ -------- --------- --------- ----------- --------- ----------- ---------- ----------- -----------


           50           $2.97    $3.10     $3.22      $3.31      $3.38      $3.43       $3.46      $3.48       $3.49
           55           3.06      3.23      3.40       3.55       3.67       3.75       3.81        3.84        3.85
           60           3.13      3.34      3.57       3.79       3.98       4.13       4.23        4.29        4.32
           65           3.18      3.43      3.72       4.02       4.31       4.56       4.75        4.86        4.92
           70           3.21      3.49      3.83       4.21       4.62       5.01       5.32        5.53        5.64
           75           3.23      3.53      3.90       4.35       4.87       5.42       5.91        6.26        6.45
           80           3.24      3.56      3.95       4.45       5.05       5.74       6.42        6.94        7.25
           85           3.25      3.57      3.98       4.50       5.16       5.96       6.80        7.49        7.92
           90           3.25      3.58      3.99       4.53       5.22       6.08       7.02        7.84        8.36

    ================== ======== ========= ========= =========== ========= =========== ========== =========== ===========






LU10258                         12




Income Plan 3 + Guaranteed Payment Period

     ========================= ===============================================

         Specific Period              Monthly Income Payment for each
                                     $1,000 Applied to this Income Plan
     ------------------------- -----------------------------------------------
     ------------------------- -----------------------------------------------

             10 Years                              $9.18
             11 Years                               8.42
             12 Years                               7.80
             13 Years                               7.26
             14 Years                               6.81
             15 Years                               6.42
             16 Years                               6.07
             17 Years                               5.77
             18 Years                               5.50
             19 Years                               5.26
             20 Years                               5.04

     ========================= ===============================================




--------------------------------------------------------------------------------

GENERAL PROVISIONS
--------------------------------------------------------------------------------

The Entire Contract The entire Contract consists of this Contract, the Annuity Data Page and any Contract endorsements and riders.

Unless otherwise specified, all references in this Contract to days, months, or years shall mean calendar days, months or years.

Only our officers are authorized to change the Contract or waive a right or requirement of the Contract. No other individual is authorized to do this.

We may not modify this Contract without your signed consent, except to make it comply with any changes in the Internal Revenue Code or as required by any other applicable law, or as otherwise permitted by the terms of this Contract.


Incontestability Except as provided in the Entire Contract section above, this Contract will be incontestable after is has been in force during your lifetime for a period of two years from the Issue Date.

If your Contract is voided, you will receive any purchase payments less any withdrawals.


Misstatement of Age or Sex If any age or sex has been misstated, we will pay the amounts which would have been paid at the correct age and sex.

If we find the misstatement of age or sex after the income payments begin, we will:

     .    Pay  all  amounts  underpaid   including  interest  calculated  at  an
          effective annual rate according to applicable state law; or

     . Stop payments until the total income payments made are equal to the total amounts that would have been made if the correct age and sex had been used.


Annual Statement At least once a year, before the Payout Start Date, we will send a statement to you at the last

LU10258                         13
known address we have for you in our records reporting Contract Values. The effective date of the information in the annual statement will not be more than two months before the date of the mailing. We will provide you with Contract Value information at any time upon your request. The information presented will comply with any applicable law.


Settlements We must receive due proof of death of the Owner or due proof of death of the Annuitant before the settlement of a death claim.

Any full withdrawal or payment of death proceeds under this Contract will not be less than the minimum benefits required by any statute of the state in which the Contract is delivered.


Deferment of Payments We reserve the right to postpone payments for up to six months. If we elect to postpone payments for 30 days or more, we will pay interest as required by applicable law. Any such interest will be payable from the date the payment request is received by us to the date the payment is made.



LU10258                         14

ALLSTATE
APPLICATION FOR THE ALLSTATE(R) EQUITY INDEXED ANNUITY
Issued by: Allstate Life Insurance Company o PO Box 94260, Palatine, Illinois 60094-4260
Make check payable to: Allstate Life Insurance Company               BD1976
-------------------------------------------------------------------------------
1. Owner(s)
If the owner is a Custodial IRA
or Grantor Trust, it will
receive any death benefit due
regardless of any beneficiaries
designated on the Contract.
Other non-living entities should
not purchase this Contract.

Name _____________________________________________ // M  // F Birthdate _______ / _______ / _______
Address __________________________________________ Soc. Sec. No./TIN _______ - _______ - __________
City __________________________State ______Zip ______ Owner(s) Phone No. ___________________________
Name _____________________________________________ // M // F Birthdate _______ / _______ / _______
Address __________________________________________ Soc. Sec. No./TIN _______ - _______ - __________
City __________________________State ______Zip ______ Owner(s) Phone No. ___________________________
Are the Owner(s), Annuitant and Beneficiary(ies) U.S. Citizens? // Yes // No
If No, provide name and country of each (use "Special Instructions" below).
-------------------------------------------------------------------------------
2. Owner Type

// Individual// Custodial IRA Account// Grantor Trust// Minor
-------------------------------------------------------------------------------
3. Annuitant
Leave blank if Annuitant is
the same as sole Owner;
otherwise complete.

Name _____________________________________________ // M // F Birthdate _______ / _______ / _______
Address __________________________________________ Soc. Sec. No./TIN _______ - _______ - __________
City________________________ State ______ Zip ______
-------------------------------------------------------------------------------
4. Beneficiary(ies)
Include additional
beneficiary information
under Special Instructions.

Primary ____________________________________________ Relationship to Owner ________________________
Soc. Sec. No./TIN ______ - ______ - _________ Birthdate_______ / _______ / _______ _______%
Address __________________________________________ City _________________ State ______ Zip _______
Contingent _________________________________________ Relationship to Owner ________________________
Soc. Sec. No./TIN ______ - ______ - _________ Birthdate_______ / _______ / _______ _______%
Address __________________________________________ City _________________ State ______ Zip _______
-------------------------------------------------------------------------------
5. Tax Qualified Plan
// Yes// No (Check one-- If Yes, complete the following.)
Type:  // Traditional IRA// Roth IRA// SEP-- IRA// IRA Rollover// IRA Transfer// 403(b)// Simple IRA
-------------------------------------------------------------------------------
6. Purchase Payment
Crediting Option

Total Purchase Payment $ ____________________
$_________ for ____ year(s) $_________ for ____ year(s) $_________ for ____ year(s) $_________ for ____ year(s)
(Must select one crediting option)// Crediting Option A OR// Crediting Option B
-------------------------------------------------------------------------------
7. Special Instructions

-------------------------------------------------------------------------------
8. Replacement
Information

Do you have any existing annuity or life insurance contracts?// Yes// No
Will this annuity replace or change any existing annuity or life insurance?// Yes// No (If Yes, complete the following.)
Company_______________________________________________________ Policy No. ________________________

-------------------------------------------------------------------------------

9. Signature(s) Owner(s) Signature(s) Required

I have read the above statements and the certification on the reverse side and represent that they are complete and true to the best of my knowledge and belief. I acknowledge receipt of an annuity prospectus. I have read the applicable fraud warning for my state on the reverse side. I understand that withdrawals made prior to the end of a guarantee period for the Guarantee Period
Account may be subject to a Market Value Adjustment (MVA), which may be positive or negative. I understand that I am applying for an equity indexed annuity; that while the values of the policy may be affected by an external index the policy does not directly participate in any stock or equity investments; and that any values shown (other than guaranteed minimum values) are not guarantees, promises or warranties.

Under penalties of perjury, I certify that: (1) The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal
Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the (IRS) has notified me that I am no longer subject to backup withholding, (3) I am a U.S. person
(including U.S. resident alien).

The Internal Revenue Service does not require your consent to any provisions of this document other than the certification required to avoid backup withholding.

Owner(s) Signature(s) __________________________________________ Owner(s) Signature(s) __________________________________________
Signed at ____________________________________________________________________________________________ Date _____ / _____ / _____
                                City                            State
-------------------------------------------------------------------------------
10. Representative
Use Only

To the best of my knowledge the insured has an existing annuity or life insurance contract.// Yes// No
Do you have any reason to believe that the annuity applied for is to replace or change any existing annuity or life insurance?// Yes// No
Rep Name (Please print) _____________________________ Phone No. ( ) ___________________________
Rep Signature ______________________________________ Soc. Sec. No./Rep No. _________________________
E-Mail Address __________________@ ________________ FAX No. ( ) ____________________________
FL License No.______________________________________ Institution____________________________________
// Program A// Program B// Program C// Program D





BD1976                                                          (07/04)

                             IMPORTANT INFORMATION

CERTIFICATION: I certify that the only Owners of the contract are natural (or living) persons, a Custodial IRA, or a Grantor Trust that has only grantors and beneficiaries who are natural persons. If any Owner is a non-natural person or any Owner is a Grantor Trust where the grantor or beneficiaries are non-natural persons, I understand that you reserve the right to declare the contract void. I also certify, if this contract is an Individual Retirement Annuity, that no Guarantee Period Account will extend beyond December 30 of the year before the year in which I attain age 70 1/2.

For applicants in Arizona: Upon your written request we will provide you, within a reasonable period of time, reasonable factual information concerning the benefits and provisions of the annuity contract to you. If for any reason you are not satisfied with the contract, you may return it within 30 days after it is delivered and receive a full refund of the monies paid. For applicants in
Arkansas: Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

For applicants in Colorado: It is unlawful to knowingly provide false, incomplete, or misleading facts or information to an insurance company for the purpose of defrauding or attempting to defraud the company. Penalties may include imprisonment, fines, denial of insurance, and civil damages. Any insurance company or agent of an insurance company who knowingly provides false, incomplete, or misleading facts or information to a policyholder or claimant for the purpose of defrauding or attempting to defraud the policyholder or claimant with regard to a settlement or award payable from insurance proceeds shall be reported to the Colorado Division of Insurance within the Department of Regulatory Agencies.

For applicants in the District of Columbia: WARNING: It is a crime to provide false or misleading information to an insurer for the purpose of defrauding the insurer or any other person. Penalties include imprisonment and/or fines. In addition, an insurer may deny insurance benefits if false information materially related to a claim was provided by the applicant.

For applicants in Florida: ANY PERSON WHO KNOWINGLY AND WITH INTENT TO INJURE, DEFRAUD, OR DECEIVE ANY INSURER FILES A STATEMENT OF CLAIM OR AN APPLICATION CONTAINING ANY FALSE, INCOMPLETE, OR MISLEADING INFORMATION IS GUILTY OF A FELONY OF THE THIRD DEGREE.

For applicants in Louisiana: Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to fines and confinement in prison.

For applicants in Maine, Tennessee, and Virginia: It is a crime to knowingly provide false, incomplete or misleading information to an insurance company for the purpose of defrauding the company. Penalties may include imprisonment, fines or a denial of insurance benefits.

For applicants in New Jersey: Any person who includes any false or misleading information on an application for an insurance policy is subject to criminal and civil penalties.

For applicants in New Mexico: Any person who knowingly presents a false or fraudulent claim for payment of a loss or benefit or knowingly presents false information in an application for insurance is guilty of a crime and may be subject to civil fines and criminal penalties.

For applicants in Ohio: Any person who, with intent to defraud or knowing that he is facilitating a fraud against an insurer, submits an application or files a claim containing a false or deceptive statement is guilty of insurance fraud. For applicants in Pennsylvania: Any person who knowingly and with intent to defraud any insurance company or other person files an application for insurance or statement of claim containing any materially false information or conceals for the purpose of misleading, information concerning any fact material thereto commits a fraudulent insurance act, which is a crime and subjects such person to criminal and civil penalties.




o Annuities and insurance products are not insured by the Federal Deposit Insurance Corporation (FDIC), Federal Reserve Board, National Credit Union Association (NCUA), National Credit Union Share Insurance Fund (NCUSIF), or any other agency of the United States, or the bank or credit union, or an affiliate of the bank or credit union.

o Annuities are not deposits or obligations of, or guaranteed by, any bank, affiliate of any bank or credit union.

o The financial institution does not guarantee performance by the insurer issuing the annuity.

o Market value adjusted annuities involve investment risk, including the possible loss of value.

o Market value adjusted annuities are not protected by the Securities Investor Protection Corporation (SIPC) as to the loss of the principal amount invested.

BD1976                                                                  (07/04)